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                                                                    EXHIBIT 99.1


                        Individual Investors:        Media Inquiries:
                        Brenda Lee Johnson           Susan Burke/Mike Cummins
                        divine interVentures         Buzz msp for divine
                        Direct: (630) 799-3858       Direct: (312) 899-1018/1034
                        brenda.johnson@divine.com    susan.burke@buzzmsp.com/
                                                     michael.cummins@buzzmsp.com



                DIVINE INTERVENTURES LAUNCHES ROLL-UP STRATEGY
            WITH ACQUISITION OF ENTERPRISE PORTAL COMPANY SAGEMAKER


LISLE, Illinois - February 13, 2001 - divine interVentures, inc. (Nasdaq: DVIN) announced today that it will acquire enterprise information portal solutions company SageMaker, Inc., the first acquisition in divine's previously-announced strategy to consolidate companies in the most promising digital economy sectors. The all-stock deal, valued at about $16.5 million, is expected to be completed by late February. SageMaker will complement more than a dozen associated companies in divine's enterprise information portal solution.

"Since divine's inception, we have been funding and nurturing companies that help solve enterprise business information needs," said divine Chairman and Chief Executive Officer Andrew J. "Flip" Filipowski. "By acquiring SageMaker, we gain a key component of a complete enterprise portal solution. We will capitalize on SageMaker's relationships with outstanding content providers and integrate SageMaker's XML-based technology with our existing applications to offer the most complete and compelling portal applications to a variety of vertical audiences."

Fast-growing market

Enterprise information portals (EIPs) enable companies to efficiently manage externally and internally produced business applications and information. The market for enterprise information portal technology and content is projected to grow at a 64 percent compound annual growth rate, reaching nearly $2 billion in 2004, up from $554 million in 2001, according to a November, 2000 report by Merrill Lynch & Co.

"As we assessed our portfolio of companies, the EIP business emerged as a natural fit for divine," Filipowski said. "From its inception, divine has aimed to become a network of operating companies, complemented by a network of associated companies and partnerships to enable us to deliver critical software infrastructure solutions for corporations worldwide, as well as the technology integration, training and sales services to support those technologies. We will continue to make strategic investments, partnerships and acquisitions in technologies that round out our EIP solution."

SageMaker offers vertically oriented solutions to the financial services, insurance, oil and gas, pharmaceutical and biotechnology, power and telecommunications industries, and has partnered with noted names in the world of business content, creating and maintaining more than 9,000 XML connectors to their content. Companies such as Financial Times, McGraw Hill, Reuters and hundreds of others depend on SageMaker to deliver mission critical, high-value business information to their clients through SageMaker's products. SageMaker had annual revenue of about $6.0 million for fiscal year 2000 and currently has more than 250,000 corporate users. Its
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450 global clients include Dynegy Inc., JPMorgan Chase, Royal Dutch/Shell Group of Cos., IMF World Bank, Barclays Capital, Unocal, Alberta Energy Co., Williams Energy, TotalFinaElf, Taylor Woodrow Construction, VerticalNet and British Telecom.

"Corporations are re-inventing themselves for the digital economy, identifying new ways to share information and leverage the valuable knowledge and insight contained within the organization. By effectively harnessing this information, companies can achieve greater efficiency and generate more revenue," said SageMaker CEO Ron Bienvenu. "We will integrate divine's existing portfolio of software infrastructure companies to offer an enterprise information portal with unprecedented functionality."

Divine

divine's focus on the portal space leverages divine's management's expertise and experience in the enterprise software market. Prior to founding divine, Filipowski, President and Chief Operating Officer Paul Humenansky and Chief Financial Officer Michael Cullinane built PLATINUM technology, inc., into a $1 billion provider of information technology management software and services.

divine also will tap into relationships with its strategic partners, beginning with a separately announced strategic alliance with Computer Associates to jointly develop and market a combined portal solution. divine will integrate CA's innovative Jasmineii Portal technology with SageMaker's offerings and the applications and services of other divine associated companies to create a complete enterprise information portal.

"We are committing divine's financial resources and our extensive management experience to become the premier enterprise portal solutions provider," Filipowski said. "We are hitting this market at a time when deployment of enterprise portal solutions has risen to become the second most important IT issue of enterprise CIOs, and when our partners like Computer Associates are actively creating relationships to deliver these solutions. This acquisition is consistent with our observation and belief that the current business cycle presents a compelling argument for purchasing businesses rather than building them."


About divine interVentures

Chicago-based divine is a digital technology holding company comprised of a network of associated companies. divine owns, establishes and acquires significant interests in, operates, and facilitates access to the services of its associated companies. divine associated companies services include operational support, strategic guidance, marketing, web design and development, sales, IT hosting and administration. These services provide associated companies a low-cost operating framework option, enabling them to focus on their core competencies and accelerate the time to market of their products and services. divine's common stock is listed on the Nasdaq National Market under the symbol "DVIN."

About SageMaker

SageMaker develops and delivers end-to-end e-business platform solutions that manage and enterprise's high-value, high-volume internal and external content and applications. Global 1000 clients use SageMaker's platform to better leverage and intensively manage their information assets and increase overall productivity, thereby increasing their return on investment. SageMaker offers advanced, ready-to-run functionality through its customizable application and content modules, iComponents. SageMaker has developed iComponents internally and via partnerships with such application and content providers as Financial Times Electronic Publishing, McGraw-Hill, OneSource, Reuters, and SmartMoney. Based on standards of flexibility and openness, SageMaker's solution enables clients to continually meet the evolving demands of e-business.

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(C) 2001 divine interVentures, inc.  divine interVentures and divine are trademarks of divine interVentures, inc. SageMaker, SageWave and Athena are trademarks of SageMaker, Inc. All other trademarks, trade names and service marks referenced herein are the properties of their respective companies.